GameTech Reports 3rd Quarter 2008 Fiscal Results

RENO, Nev. (September 9, 2008) — GameTech International, Inc. (Nasdaq: GMTC), a leading designer, developer and marketer of computerized bingo and gaming equipment, systems, and services, today announced financial results for the Company’s third fiscal quarter and nine-month period ended July 31, 2008.

Company Highlights:

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Revenue for the third quarter of fiscal 2008 was $13.4 million compared with $16.6 million for the same period in fiscal 2007.   The decrease in revenue for the quarter is attributed to the soft economy which has impacted the gaming industry nationwide, compounded by pricing pressures due to increased competition in our bingo equipment segment, and software release delays in the VLT segment due to either approval from gaming authorities or a softness in certain markets.

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Revenue for the first nine months of fiscal 2008 was $42.4 million compared with $42.1 million for the same period in fiscal 2007.  This slight increase in revenue for the nine months of 2008 is the result of having the full impact of revenues generated by the acquisition of Summit Amusement & Distributing, Ltd., a manufacturer and distributor of video lottery terminals, as compared to only four months in 2007.

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Loss from operations for the third quarter of fiscal 2008 was $0.01 million, compared with income from operations of $2.5 million for the same period in fiscal 2007.  The decline in income from operations is directly related to the decline in revenue, combined with higher than normal write-offs of obsolete and slow moving parts and materials, and increased operating costs expended for developing new product lines (such as the previously announced California Keno game approved by GLI on August 7, 2008), new hardware and software development for a previously announced major video lottery contract that is expected to start delivery in the fourth quarter of fiscal 2008, and licensing costs and fees as we expand our products into new markets.

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Income from operations for the first nine months of fiscal 2008 was $2.9 million compared with income from operations of $6.1 million in the same period of fiscal 2007.   With revenue relatively flat for the nine months ended 2008 as compared to 2007, the decline in income from operations of $3.2 million is primarily attributed to increased costs described above from development and testing of new products and content for expected delivery in future quarters, and higher licensing costs and fees as we expand into new markets.

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Interest expense related to the acquisition of Summit Gaming totaled $0.8 million and $2.1 million for the quarter and nine months ended July 31, 2008, compared to $1.0 million and $1.3 million for the quarter and nine months ended July 31, 2007, respectively.   Although interest rates have increased during 2008, we were able to reduce our outstanding debt balance primarily from cash flows generated by operating activities and therefore experienced a net reduction in interest expense.

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We recorded a pre-tax impairment charge related to our investments in auction rate securities of approximately $0.1 million and $1.1 million for the third quarter and nine months ended July 31, 2008, respectively.

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 Net loss per fully diluted share was $0.04 for the third quarter of 2008 (or $0.03 excluding the impairment charge) and $0.00 for the nine months ended July 31, 2008 (or net income per share of $0.08 excluding the impairment charge), compared with $0.08 and $0.26 for the same periods in fiscal 2007.

The challenges in the credit and capital markets have caused us to review our investments in auction rate securities. As of July 31, 2008, the estimated market value of our investments in auction rate securities stood at $2.8 million, which reflects an impairment charge of $0.1 million for the quarter and $1.1 million for the nine months ended July 31, 2008. Although these securities continue to pay interest according to their stated terms, we have recorded these impairment charges based upon an analysis of the securities and other-than-temporary factors for the quarter and nine months ended July 31, 2008, respectively.   As of July 31, 2008, we had $9.6 million in cash and cash equivalent balances, in addition to our investment portfolio, and we believe that our current cash position and expected operating cash flows will be sufficient to fund our operations and debt service.

Jay Meilstrup, GameTech’s President and Chief Executive Officer stated, “Our revenue opportunities remain strong, as we continue to emphasize growing our core business and integrating Summit.  We look forward to capitalizing on the potential to expand the placement of our bingo products and services, along with expanding the distribution of the video lottery product from Summit, into new domestic and international markets.  And with the recent approval of the California Keno game, we have the added opportunity to introduce our Class III gaming product in the western region.   In addition, GameTech intends to leverage its years of technical capabilities in wireless to expand into the newly developing mobile gaming markets and products as we continue to pursue strategic opportunities if and when they arise.  But, until we can broaden our revenue base through the expansion of the video lottery terminals into newer markets, and penetrate into the Class III slot machine markets such as California and Nevada, our financial results from quarter to quarter remain volatile.”

Additional financial information and other disclosures can be obtained from GameTech’s Form 10-Q filed with the SEC.

About GameTech International, Inc.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment. Under the Summit Gaming™ brand the company provides video lottery terminals and slot machine gaming devices. GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games. GameTech International, Inc. serves bingo customers in 38 states and three foreign countries and serves VLT customers in six states, on US territory and several Native American locations. The company incorporated in 1994 and is headquartered in Reno, Nevada.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our potential expansion of business internationally, introduction of California Keno into the Western market, leveraging of current technical expertise into the mobile gaming markets,  new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include our ability to successfully integrate, operate and grow  our VLT and Class III business, our dependence on the bingo and video lottery terminal businesses, risks associated with rapid technological change, our ability to retain customers and secure new customers, and other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, 10-K/A and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update such statements.